Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010-3039 NEWS RELEASE

Contact:  Ann Kaesermann

Vice President—Accounting & Investor Relations, CAO
investors@mrcorp.com
(713) 495-3100

Mission Resources Closes on Jalmat Field Acquisition; Announces Year-End

2003 Reserves and Updates Recent Hedging Activity

HOUSTON, February 2, 2004—Mission Resources Corporation (NASDAQ: MSSN) announced today that it has closed on the previously announced purchase of an approximately 80% operated working interest in the Jalmat Field in Lea County, New Mexico for approximately $26.6 million. The Company also announced its year-end 2003 reserves and updated further hedging activity.

“During 2003 we made tremendous strides toward Mission’s recovery,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “We made progress on virtually every front, but a critical accomplishment was strengthening our oil and gas reserve base. During the year, we improved the quality of our reserves by selling 55 Bcfe of high cost, non-core assets, adding 23 Bcfe of reserves through our drilling and development program, and just last week adding another 26 Bcfe through the Jalmat Field acquisition. After this acquisition, Mission’s proved reserves are 59% gas and 73% developed.”

Jalmat Field Acquisition

The Jalmat acquisition, effective January 1, 2004, included 26.1 Bcfe of net proved reserves with a net production rate of 4.8 million cubic feet of natural gas equivalent per day (“Mmcfed”). The production is over 90% natural gas and natural gas liquids. Mission anticipates spending $0.5 million over the next twelve months for maintenance and upgrading of the existing facilities, a portion of which will be non-recurring operating costs. Ongoing operating costs will be approximately $0.70 per thousand cubic feet equivalent (“Mcfe”). In addition to reducing operating costs, the Jalmat Field increases the Company’s percentage of operated properties to 35%. The Jalmat Field is located in the Permian Basin, a region known for its long life fields and one of the Company’s core areas.

The natural gas produced from Jalmat has a high BTU content and as a result, this acquisition adds a large volume of natural gas liquids (“NGL”). In future communications, Mission will reflect NGL volumes in thousand cubic feet rather than in barrels. The Company’s NGL production has historically been immaterial with NGLs representing approximately 5% of total reserves; however, after the Jalmat acquisition, NGLs will account for over 10% of total reserve volumes.

Year End Reserves

The Company’s year-end proved reserves as estimated by Netherland, Sewell & Associates, Inc. were 178 Bcfe before the addition of the Jalmat acquisition. Year-end PV-10 (using SEC prices) was $354.6 million excluding the Jalmat acquisition that adds another $38.3 million of SEC PV-10 value. Mission sold 55 Bcfe of high operating cost reserves in 2003. The Company replaced production through reserve additions and extensions alone and had positive reserve revisions. The daily production exit rate for December was 57 Mmcfed and does not include the 4.8 Mmcfed production from the January acquisition of the Jalmat Field.

Below is a reconciliation of Mission’s year-end 2003 reserves, as compared to its 2002 reserves, in Bcfe based upon the evaluation of reserves by Netherland, Sewell & Associates, Inc. The reserves were calculated using SEC year-end pricing:

Proved SEC Net Reserves @ 12/31/02	229.1
Estimated Production 2003	(22.9)
Additions / Extensions	23.0
Acquisitions	0.5
Revisions	3.6

Subtotal—Before Property Sales	233.3
Property Sales	(55.4)

Proved SEC Net Reserves @ 12/31/03	177.9
Jalmat Acquisition	26.1

Proforma Proved Net Reserves Post Acquisition	204.0

New Hedging Positions

Due to favorable commodity prices and the natural gas from the Jalmat field, Mission has entered into additional gas collars for 7,000 Mmbtu per day for the second through fourth quarters of 2004 with an average floor price of $4.93 per Mmbtu and an average ceiling price of $5.83 per Mmbtu. See the attached schedule for a detailed list of all current hedges.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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OIL	GAS
First Quarter 2004	First Quarter 2004
2,500 bbl a day in a swap of $25.24	5,000 mmbtu a day in a collar of $3.90 to $5.25
1,000 bbl a day in a collar of $28.00 to $30.42	5,000 mmbtu a day in a collar of $6.00 to $7.02
3,000 mmbtu a day in a collar of $4.50 to $5.61
2,000 mmbtu a day in a collar of $4.50 to $6.70

Second Quarter 2004	Second Quarter 2004
2,500 bbl a day in a swap of $24.67	5,000 mmbtu a day in a collar of $3.70 to $4.08
5,000 mmbtu a day in a collar of $5.00 to $6.01
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.34

Third Quarter 2004	Third Quarter 2004
2,500 bbl a day in a swap of $24.30	5,000 mmbtu a day in a collar of $3.70 to $4.04
5,000 mmbtu a day in a collar of $5.00 to $5.75
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.35

Fourth Quarter 2004	Fourth Quarter 2004
2,500 bbl a day in a swap of $23.97	5,000 mmbtu a day in a collar of $3.85 to $4.23
5,000 mmbtu a day in a collar of $5.00 to $6.10
2,000 mmbtu a day in a collar of $4.50 to $5.45
2,000 mmbtu a day in a collar of $4.75 to $5.90

First Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $6.32

Second Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $4.92

Third Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $4.72

Fourth Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $5.14